MOLINA HEALTHCARE, INC.

AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN (2022)
This Deferred Compensation Plan (the “Plan”) is amended and restated effective for amounts earned and deferred on or after January 1, 2022 (the “Restatement”), by MOLINA HEALTHCARE, INC., a Delaware corporation (the “Company”) with reference to the following:
A.    The Company originally established a Deferred Compensation Plan for key employees, effective September 1, 1999 (the “Original Plan”). The Original Plan was amended on March 29, 2001.
B.    As a result of the adoption of Section 409A of the Internal Revenue Code of 1986 (the “Code”), the Original Plan was frozen effective at midnight on December 31, 2004.
C.    This Plan was implemented effective January 1, 2005 to replace the Original Plan with a new plan that complies with the requirements of Code Section 409A and the related Treasury Regulations (and other guidance from the Internal Revenue Service) thereunder (collectively, the “409A Requirements”) and was most recently amended and restated as of January 1, 2018, and subsequently amended effective January 1, 2020 and January 1, 2021.
D.    This Plan was established to provide key employees of the Company and its subsidiaries a tax deferred, capital accumulation program. The Plan is intended to provide benefits to a select group of management or highly compensated personnel in order to attract and retain the highest quality executives. The Company does not intend for this to be a qualified plan within the meaning of Sections 401(a) and 501(a) of the Code. This Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Company contributions and voluntary compensation deferrals shall be held in a “Rabbi Trust,” as that term is defined in Revenue Procedure 92-64, 1992-2 C.B. 422.
E.    This Plan is hereby amended and restated to clarify certain provisions of the Plan.
NOW, THEREFORE, the Company hereby adopts this Plan on the following terms and conditions:
1.Definitions. Whenever used in this Plan, the following words and phrases shall have the meaning set forth below, unless a different meaning is expressly provided or plainly required by the context in which the words or phrases are used:
1.1Beneficiary means a person designated by a Participant to receive Plan benefits in the event of the Participant’s death.
1.2Board means the Board of Directors of the Company and its successors.
1.3Change in Control means, a Change in Ownership, a Change in the Effective Control, or a Change in Assets of the Company. For purposes of this Section, “Company” shall include (i) the company for which a Participant is performing services at the time of the Change in Control, (ii) the company liable for the payment of the deferred compensation (or all companies liable if more than one company is liable), or a company that is a majority shareholder of a company
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identified in (i) or (ii), or any company in a chain of companies in which each company is a majority shareholder of another company in the chain, ending in a company identified in (i) or (ii). The events described in this section will not be considered to occur, with respect to an employee of a participating entity, if a participating entity is sold and the employee of the participating entity continues employment with Molina Healthcare, Inc., or any other participating entity which is considered as a single employer with Molina Healthcare, Inc. under Section 414(b) or (c) of the Code subsequent to such sale. The events described in this section have the following meanings:
(a)Change in Ownership means the acquisition of stock by any one person or persons acting in concert (a “group”) of the Company, that when added to the stock of the person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. The acquisition of additional stock by any person or group who are already considered to own more than 50% of the stock of the Company shall not constitute a change in ownership of the Company. An increase in the percentage of stock owned by any person or group, as result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.
(b)Change in the Effective Control means the occurrence of any of the following events, despite the fact that the Company has not undergone a Change in Ownership as described above:
(i)The acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of ownership of stock of the Company possessing 35% or more of the total voting power of the stock, except if such acquisition is the result of a change in “record ownership” and not a change in “beneficial ownership;”
(ii)The replacement of a majority of the Company’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election; or
(iii)A transaction between the Company and another company resulting in a Change in Control.
(iv)Provided that this section shall not apply to the acquisition of additional control of the Company by any person or group, if that person or group is considered to effectively control the Company prior to the acquisition.
(c)Change in Assets means the acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of assets from the Company, that have a total gross fair market value equal to, or more than, 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. A transfer of assets by the Company will not be treated as a Change in Assets if the assets are
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transferred to any of the following (determined immediately after the transfer):
(i)A shareholder of the Company (as determined, immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)An entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;
(iii)A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(iv)An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).
For purposes of this subsection (c), the gross fair market value of assets is the value of the assets of the Company or the value of the assets being disposed of with regard to any liabilities associated with such assets. If assets are transferred to an entity that is controlled by the shareholders of the transferring company immediately after the transfer, there is no Change in Control.
1.4Company means MOLINA HEALTHCARE, INC., a Delaware corporation.
1.5Disability or Disabled means, with respect to a Participant, a determination, which has not been revoked, by the Social Security Administration that the Participant is totally disabled.
1.6The original Effective Date of this Plan means January 1, 2005. The Effective Date of this Restatement shall mean January 1, 2022.
1.7Eligible Employee means a Key Employee who has been designated by the Plan Committee or its designee as eligible to participate in the Plan.
1.8Key Employee means an employee of the Company or a Subsidiary, who is (A) a member of a select group of management or highly compensated employees within the meaning of §2520.104-23 of the Department of Labor Regulations, and (B) projected to receive Plan Year Compensation (base pay plus bonus), plus amounts deferred to any 401(k) plan, deferred compensation plan, or cafeteria plan maintained by the Company, of $200,000 or more.
1.9Participant means (A) an Eligible Employee who timely files a Written Election pursuant to Section 2.3, below, and (B) a former employee who, at the time of his Separation from Service, death, or Disability, retains, or whose Beneficiary retains, benefits earned under the Plan in accordance with its terms. A Participant is considered an Active Participant in the Plan (even if the Participant no longer satisfies the requirements of Section 1.8(B) but subject to the right of the Plan Committee or its designee to no longer designate such employee as an Eligible Employee) until the Participant separates from service under the terms of this Plan.
1.10Plan means the Molina Healthcare, Inc. Amended and Restated Deferred Compensation Plan (2022) evidenced by this document and the Trust Agreement previously established in connection herewith.
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1.11Plan Committee means the individuals appointed by the Board from time to time to administer the Plan as provided herein.
1.12Plan Year means the calendar year.
1.13Plan Year Compensation means base salary, annual bonus, commissions, PTO cashout and other cash compensation earned during the Plan Year (or portion thereof in which the Eligible Employee is a Participant in this Plan) other than reimbursements and expense allowances, cash stipends, sign-on bonus, relocation bonus and retention bonus. Plan Year Compensation excludes all equity-based compensation.
1.14Separation from Service. A separation from service with the Company or a Subsidiary, provided such separation constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h).
1.15Specified Employee means a “key employee” of the Company (taking into account the Subsidiaries), as defined in section 416(i) of the Code without regard to paragraph five (5) thereof.
1.16Subsidiary means any entity in which the Company owns not less than 80% of the outstanding voting interests.
1.17Trust Agreement means the grantor trust established in connection with this Plan between the Company as grantor and the Trustee.
1.18Trustee means the institutional trustee under the terms of the Trust Agreement established in connection with this Plan.
1.19Unforeseeable Financial Emergency means: (i) an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent; (ii) the loss of the Participant’s or Beneficiary’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. Determination of whether a Participant has incurred an Unforeseeable Financial Emergency shall be made by the Plan Committee, in accordance with the requirements of Section 409A of the Code and any guidance issued thereunder.
2.Participation.
1.1Eligibility. Employees who are newly designated as Eligible Employees will be provided written notice of eligibility and enrollment materials for entry into the Plan. A Participant will remain eligible to participate in the Plan for each subsequent Plan Year unless notified otherwise by the Plan Committee or its designee.
1.2Entry Date. An Eligible Employee becomes a Participant on the first day of the calendar quarter immediately following receipt of notice of eligibility; provided, that, the Eligible Employee timely submits a Written Election in accordance with Section 2.3. An Eligible Employee who fails to meet the requirements of Section 2.3 shall become a Participant on the first day of the next Plan Year following timely submission of a Written Election as specified in Section 2.3.
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1.3Written Election by Participant. A newly Eligible Employee may defer Plan Year Compensation to be earned in the same Plan Year of his or her initial eligibility by submitting a Written Election in accordance with the procedures approved by the Plan Committee not later than 30 days after he or she first receives enrollment materials under Section 2.1. Such election becomes irrevocable on the 30th day after he or she first receives enrollment materials and is effective for the first payroll period beginning in the next calendar quarter. To the extent the election applies to an item of Plan Year Compensation earned over more than one payroll period that commenced prior to the beginning of such calendar quarter, the maximum deferrable amount of such Plan Year Compensation is a fraction of such compensation with the numerator equal to the number of days from the beginning of the calendar quarter in which the Written Election is effective and the denominator is the total number of days in the service period. In no event will the amount of an item of deferrable Plan Year Compensation exceed the limits set forth in Section 3.1.
All Eligible Employees may submit Written Elections applicable to Plan Year Compensation earned in the next following Plan Year by submitting Written Elections no later than the last day of the current Plan Year. A Written Election applicable to Plan Year Compensation earned over more than one Plan Year shall be made before the Plan Year in which the service period applicable to such Plan Year Compensation begins and shall remain in effect for all Plan Years in which the related services are performed. Elections for the next Plan Year become irrevocable on the last day of the current Plan Year.
In order to be valid for purposes of Code Section 409A, all Written Elections must contain the items set forth in Section 2.3(a), except subparagraph (iii); provided, however, a Participant’s initial election in Section 2.3(a) subparagraphs (iv) and (v) shall remain in effect for all subsequent Plan Years unless changed in accordance with Section 2.3(e). Valid elections (those meeting the requirements of this Section 2.3) are referred to herein as ‘Written Elections’.
(a)Such Written Election shall be made on the form presented to the Participant by the Plan Committee or its designee and shall set forth:
(i)his election to participate in this Plan under the terms hereof;
(ii)the percentage of Plan Year Compensation the Participant has determined to defer under the Plan for the Plan Year, pursuant to Section 3.1 below;
(iii)the investment vehicles into which the Participant desires to have his Account attributable to deferral of Plan Year Compensation invested, as provided in Section 3.5 below, and the percentage of such Account allocated to each elected investment vehicle;
(iv)the date on which distribution of his benefit is to be made or commence, which is the earlier of: (a) the year specified for an In-Service Withdrawal; or (b) the date he separates from service with the Company or a Subsidiary for any reason; and
(v)the form in which his benefit is to be distributed upon an In-Service Withdrawal, Separation from Service, or death.
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(b)Written Elections will continue in effect for subsequent Plan Years, unless revoked or modified in writing by the Eligible Employee or the Plan Committee prior to the last day of the current Plan Year.
A Written Election is deemed to be revoked for a subsequent Plan Year if the Participant is no longer an Eligible Employee. Written Elections shall be irrevocable on and after the first day of the Plan Year for which the election was made, unless the Written Election is cancelled during the current Plan Year due to an Unforeseeable Financial Emergency in accordance with Section 5.5.
(c)A Participant may change the investment vehicle(s) in which the Participant desires to have that portion of the Participant’s Account attributable to Plan Year Compensation and investment income invested and the percentage of the Participant’s Account allocated to each investment vehicle by completing and submitting any form or forms required by the Company. Changes in investment vehicle(s) will be made as of the applicable business day (or as soon as practicable thereafter) following the date that the change is requested.
(d)Notwithstanding the foregoing, the Trustee shall, at the direction of the Plan Committee, have the duty and authority to invest the trust assets and funds in accordance with the terms of the Trust Agreement, and all rights associated with the trust assets shall be exercised by the Trustee as designated by the Plan Committee and shall in no event be exercisable by or be settled upon Participants or their Beneficiaries.
(e)A Participant may change the date or form of distribution by submitting the appropriate form(s) to the Company, provided that the following conditions are met:
(i)That such election may not take effect until at least twelve (12) months after the date on which the election is made;
(ii)In the case of an election related to a payment other than a payment on account of death, Disability or the occurrence of an Unforeseeable Financial Emergency, such payment must be deferred for a period of not less than five (5) years from the date such payment would have otherwise been made, and
(iii)Any election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.
(iv)Such election may be made among the payment options set forth in Section 6.1.
1.4Duration of Participation. Any Eligible Employee who has become a Participant at any time shall remain a Participant, even though he is no longer an Active Participant, until his entire benefit under the terms of the Plan has been paid to him (or to his Beneficiary in the event of his death), at which time he ceases to be a Participant.
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1.5Maintenance of Records. The Plan Committee or its designee shall maintain a record of the designation of Eligible Employees and enrolled Participants. The Written Elections by Participants shall be maintained in the corporate records with all other files pertaining to this Plan by the Plan Committee.
3.Contributions and Allocation.
1.1Participant Contributions. A Participant may elect to defer (i) up to 75% of Plan Year Compensation consisting of base pay and PTO cashout (referred to herein as “base pay”) and (ii) up to 85% of all other Plan Year Compensation (referred to herein as “bonus pay”). For a Participant’s initial Plan Year of participation, the minimum deferral percentage for base pay and bonus pay must be 3% for each such component. For succeeding years of participation, a Participant may not defer an amount less than the minimum percentage established from year to year by the Plan Committee. A Written Election must be submitted, pursuant to the terms of Section 2.3, specifying the percentage of Plan Year Compensation constituting base pay the Participant has chosen to defer. A separate Written Election must be submitted, pursuant to the terms of Section 2.3, specifying the percentage of all other Plan Year Compensation eligible for deferral under this Plan (including bonus pay) the Participant has chosen to defer. Once a Participant’s contributions for a Plan Year reach the Participant’s elected percentage, such Participant shall not be allowed to defer additional portions of such Participant’s Plan Year Compensation for the remainder of the Plan Year. Any amounts in excess of the Participant’s elected percentage inadvertently deferred shall be refunded to the Participant as soon as practicable.
1.2Company Contributions. The Company may, subject to the sole discretion of the Plan Committee, make Company contributions, reserving the right to discriminate among the Participants in the amount or percentage of contributions made in any Plan Year.
1.3Allocation of Participant Contributions. All amounts which a Participant elects to defer under the terms of this Plan shall be allocated to his Account as of the payroll date or as soon as administratively practicable thereafter on which such amounts otherwise would have been paid. Each such Participant Deferral Account shall be credited with earnings as provided in Section 3.5 below.
1.4Allocation of Company Contributions, Any amounts contributed by the Company on behalf of a Participant under Section 3.2 above shall be allocated to the Company Contribution Account of each Participant. Each such Company Contribution Account shall be credited with earnings as provided in Section 3.5 below.
1.5Credited Earnings. The Account of each Participant (which includes such Participant’s Participant Deferral Account established under Section 3.1 and such Participant’s Company Contribution Account established under Section 3.2) shall be credited as of each applicable business day with the actual earnings on the investments allocated to the Participant’s Account.
1.6Funding. The assets of the Plan shall be held under the Trust Agreement (a “grantor trust”) designated in Section 8. As such, the Plan is intended to be an unfunded plan for purposes of the requirements of ERISA and the Code.
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Notwithstanding the provisions under the terms of the Plan that amounts contributed to this Plan, plus earnings thereon, shall be allocated to separate Accounts of Participants, all such amounts credited to such individual Accounts shall remain the general assets of the Company, and as such shall remain subject to the claims of the general creditors of the Company. This Plan and the related Trust Agreement do not create, nor does any employee, Participant or Beneficiary have, any right with respect to any specific assets of the Company or the Plan.
4.Vesting of Accounts. The Participant Deferral Accounts and, unless otherwise specified, the Company Contribution Account of each Participant shall be 100% vested in such Participant at all times. Notwithstanding the foregoing, the Company may, subject to the sole discretion of the Plan Committee, designate a vesting schedule that applies to any Company Contribution, which may vary by Participant or by Company Contribution.
5.Types of Benefits.
1.1Separation from Service Benefit. A Participant’s Separation from Service Benefit is the unpaid balance of his Accounts, which equals the total of all contributions made by the Participant and the vested portion of all contributions made by the Company allocated to his Account and all earnings credited to his Account and attributable thereto in accordance with the terms of the Plan and the Trust Agreement, less any distributions already paid.
1.2Disability Benefit. If a Participant becomes Disabled as defined in Section 1.5 above, the Company will pay his Separation from Service Benefit, calculated under Section 5.1, in the applicable form elected by the Participant for a Separation from Service Benefit in his Written Election.
A Participant who is Disabled within the meaning of Section 1.5 shall make application to the Plan Committee, on a form prescribed by the Plan Committee, for a distribution of his Disability Benefit.
1.3Death Benefit.
(a)If a Participant dies while still employed by the Company or a Subsidiary, the following provisions shall apply:
(i)If the Participant first began participating in the Plan on or before December 31, 2020, the Company will pay the Participant’s designated Beneficiary the greatest of: (x) twice the Participant’s base salary as of October 1, 2019 or, if later, the Participant’s effective date of enrollment in the Plan; (y) $500,000; or (z) the Participant’s Separation from Service Benefit, in the applicable form elected by the Participant in his Written Election; or
(ii)If the Participant first began participating in the Plan on or after January 1, 2021, the Company will pay the Participant’s designated Beneficiary the Participant’s Separation from Service Benefit, in the applicable form elected by the Participant in his Written Election.
(b)If a Participant dies after a Separation from Service, the Company will commence or otherwise continue the payments of the Separation from Service Benefit otherwise due to the Participant to his designated
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Beneficiary, in the applicable form elected by the Participant in his Written Election.
1.4In-Service Withdrawal. A Participant may designate a year in the future for receipt of an In-Service Withdrawal with respect to the Participant’s contribution for a given Plan Year. Such withdrawal may be paid while the Participant remains employed with the Company or a Subsidiary. The In-Service Withdrawal will be paid in a lump sum unless the Participant elects to receive substantially equal annual installments from two (2) to five (5) years, commencing no earlier than three (3) years after the Plan Year during which such Participant Contributions are made.
1.5Unforeseeable Financial Emergency Benefit. A Participant may request a portion of his Separation from Service Benefit as an Unforeseeable Financial Emergency Benefit at any time by providing the Plan Committee, to its satisfaction, with a written request, proof of an Unforeseeable Financial Emergency, and proof that all other financial resources have been explored and utilized to: (i) receive a partial or full payout from the Plan and/or (ii) suspend any deferrals required to be made by a Participant. The amount of an Unforeseeable Financial Emergency Benefit shall be limited to the lesser of the amount needed for the financial hardship or such Participant’s Separation from Service Benefit. If a Participant receives a distribution as a result of an Unforeseeable Financial Emergency, such Participant may not participate in the Plan during the Plan Year following the year of the hardship distribution.
6.Distributions.
1.1Form of Benefits. The Company shall pay benefits in the form associated with type of benefit elected by the Participant, and, to the extent a type of benefit may be distributed in various forms, the Company shall pay benefits in the form elected by the Participant. The forms of benefits associated with the types of benefits are the following:
(a)Separation from Service Benefit and Death Benefit shall be paid in (i) one lump sum; (ii) 5 yearly installments; or (iii) 10 yearly installments. A 15 yearly installment option was available for elections in effect prior to April 1, 2021.
(b)In-Service Withdrawal shall be paid as provided in Section 5.4 above; and
(c)Unforeseeable Financial Emergency Benefit shall be paid in one lump sum of the approved amount.
(d)In the absence of an election as to the form of distribution, benefits shall be paid in one lump sum.
1.2Commencement of Payments. The Company will pay, or begin to pay, the Types of Benefits under this Plan to the Participant in accordance with the following:
(a)Separation from Service Benefit, Disability Benefit, and Death Benefit payments shall commence no later than sixty-five (65) days following the date on which the Participant experiences a Separation from Service, becomes Disabled, or dies; provided, however, any election made by a Participant prior to January 1, 2020 to have his Separation from Service
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Benefit distributions commence on a specified date subsequent to his termination of employment shall commence on such date;
(b)In-Service Withdrawal payments shall commence during the year designated by the Participant on his Written Election pursuant to Section 2.3, provided that such payments are from Participant Contributions that have been in such Participant’s Participant Deferral Account for at least three (3) years;
(c)Unforeseeable Financial Emergency Benefit payments shall commence no later than sixty-five (65) days after a request for an Unforeseeable Financial Emergency Benefit is approved by the Plan Committee.
1.3Domestic Relations Order. In the event the Plan Committee receives a Domestic Relations Order from a potential Alternate Payee, the Plan Committee shall notify the Participant whose benefit is the subject of such order and provide him/her with information concerning the Plan’s procedures for administering Qualified Domestic Relations Orders (“QDROs”). Unless and until the order is set aside, the following provisions shall apply:
(a)The Plan Committee shall within a reasonable time determine whether the order is a QDRO and shall notify the Participant whose benefit is the subject of the order, of its determination. The Plan Committee may designate a representative to carry out its duties under this provision.
(b)Nothing in this Section shall be deemed to allow payment under a QDRO to an Alternate Payee of any benefit which would violate Section 409A of the Code and the regulations thereunder.
(c)QDRO definitions. For purposes of Section 6.3 the following definitions and rules shall apply:
(i)Alternate Payee means any spouse, former spouse, child or other dependent of a Participant who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.
(ii)Domestic Relations Order means any judgment, decree, or order (including approval of a property settlement agreement) which:
(1)relates to the provision of child support, alimony payments, or marital property rights to a spouse, child, or other dependent of a Participant; and
(2)is made pursuant to a state domestic relations law (including a community property law).
(iii)Qualified Domestic Relations Order means any Domestic Relations Order meeting the requirements for a Qualified Domestic Relations Order under Code section 414(p), which satisfies any additional criteria under policies established by the Plan Committee.
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(d)Any distribution due to an Alternate Payee under a Qualified Domestic Relations Order shall be paid in a single lump sum as soon as administratively feasible following the full vesting of the amount awarded.
1.4Limited Cashout. Notwithstanding any Written Election made by the Participant, if, upon the Participant’s Separation from Service, such Participant’s accrued benefit under the Plan (and any other deferred compensation plan required to be aggregated with this Plan) does not exceed the then-current limit under Section 402(g)(1)(B) of the Code, the Company shall distribute such Participant’s accrued benefit under the Plan in a single lump sum payment to the Participant (or the Beneficiary, if the Participant is deceased) within sixty-five (65) days following the Participant’s Separation from Service, provided that such distribution results in a termination and complete liquidation of such Participant’s interest under the Plan (and any other deferred compensation plan required to be aggregated by this Plan).
Notwithstanding any provision herein to the contrary, distributions to a Specified Employee that are payable as a result of the Specified Employee’s Separation from Service shall not commence earlier than six (6) months after the date such Specified Employee experiences a Separation from Service (or, if earlier, the date of death of the employee).
7.Amendment, Termination of Plan, Change in Control.
1.1Amendment. The Company reserves the right to amend the Plan at any time by resolution of the Plan Committee. The Plan Committee will determine the effective date of any such amendment. The amendment may not deprive any Participant or Beneficiary of any portion of a benefit under the terms of this Plan at the time of the amendment.
1.2Termination of Plan. The Company reserves the right to terminate the Plan under the following circumstances:
(a)The Plan Committee may resolve to terminate the Plan provided that:
(i) all arrangements of the same type (account balance plans, nonaccount balance plans, separation pay plans or other arrangements) are terminated with respect to all participants;
(ii)no payments other than those otherwise payable under the terms of the Plan absent a termination of the Plan are made within twelve (12) months of the termination of the arrangement;
(iii)all payments are made within twenty-four (24) moths of the termination of the arrangement; and
(iv) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under the plan aggregation rules at any time for a period of five years following the date of termination of the arrangement.
(b)The Plan Committee may terminate the Plan and make payments to the Participants at any time during the twelve (12) months following a Change in Control;
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(c)The Plan Committee may terminate the Plan within twelve (12) months following a corporate dissolution taxed under Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes by the latest of:
(i)the calendar year in which the Plan termination occurs,
(ii)the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or
(iii)the first calendar year in which the payment is administratively practicable.
1.3Change in Control. In the event of a Change in Control, the Company shall, as soon as possible, but in no event later than ten days after the Change in Control, notify the Trustee, and the Trustee or its agent shall immediately calculate the Separation from Service Benefit of each affected Participant and distribute such amounts to the Participant or Beneficiary in a lump sum as soon as administratively feasible after the Change in Control, but in no event later than sixty (60) days following the Change in Control. If the Company fails to notify the Trustee as specified in this section, the Trustee may act upon notification of the “Change of Control” obtained in an alternate manner. The Trustee shall incur no liability to any person for any action taken pursuant to such notification and in conformity with the terms of the Plan.
8.Benefits Not Funded. Participants and Beneficiaries have the status of unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. A Participant’s or Beneficiary’s interest in the Plan is an unsecured claim against the general assets of the Company, and neither the Participant nor a Beneficiary has any right against the account until the Plan has distributed the benefit. All amounts credited to an account are the general assets of the Company and may be disposed of or used by the Company in such manner as it determines.
Notwithstanding the first paragraph of this Section 8, the Company will make deposits to a trust pursuant to a Trust Agreement, a copy of which is attached, as provided above. Such Trust Agreement created by the Company is intended to be a grantor trust, and any assets held by such trust to assist the Company in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Revenue Procedure 92-64, 1992-2 C.B. 422, promulgated by the Internal Revenue Service. The Company will make a transfer of cash to the trust annually in the amount necessary to pay the deferred compensation required.
It is the intention of the parties that this Plan and the accompanying Trust Agreement shall constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.
9.Administration.
1.1Plan Committee. The Plan shall be administered by the Plan Committee. The Plan Committee shall have full authority and power to administer and construe the Plan, subject to applicable requirements of law. Without limiting the generality of
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the foregoing, the Plan Committee shall have the powers indicated in the foregoing Sections of the Plan and the following additional powers and duties:
(a)To make and enforce such rules and regulations as it deems necessary or proper for the administration of the Plan;
(b)To interpret the Plan and to decide all questions concerning the Plan;
(c)To determine the amount and the recipient of any payments to be made under the Plan;
(d)To designate and value any investments deemed held in the Accounts; and
(e)To make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.
All decisions made by the Plan Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final; conclusive, and binding upon all parties.
1.2Delegation of Duties, The Plan Committee may delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The Plan Committee shall be fully protected in any action taken, in good faith, in reliance upon any opinions or reports furnished them by any such experts or other persons.
1.3Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any person serving as a member of the Plan Committee, and each employee of the Company or any of its affiliates appointed by the Plan Committee to carry out duties under this Plan, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
1.4Liability. To the extent permitted by law, neither the Plan Committee nor any other person shall incur any liability for any acts or for any failure to act except for liability arising out of such person’s own willful misconduct or willful breach of the Plan.
1.5Claims Review Procedure.
(a)A claim for benefits may be filed, in writing, with the Plan Committee. A written disposition of a claim shall be furnished to the claimant within a reasonable time after the claim for benefits is filed, but not later than 90 days after receipt of the claim by the Plan Committee, unless the Plan Committee determines that special circumstances require an extension of time for processing the claim. If the Plan Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Committee expects to render the benefit determination. In the event a claim for benefits is denied, the Plan
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Committee shall provide the claimant written or electronic notification setting forth, in a manner calculated to be understood by the claimant:
(i)The specific reasons for the adverse determination;
(ii)References to specific Plan provisions on which the determination is based;
(iii)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and
(iv)A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a).
(b)A claimant whose claim for benefits was denied may file for a review of such denial, with the Plan Committee, no later than 60 days after he has received written notification of the denial.
(c)The Plan Committee shall give a request for review a full and fair review. If the claim for benefits is denied upon completion of a full and fair review, notice of such denial shall be provided to the claimant within 60 days after the Plan Committee’s receipt of such written claim for review. This 60-day period may be extended in the event of special circumstances. Such special circumstances shall be communicated to the claimant in writing within the 60-day period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days after receipt by the Plan Committee of such claim for review. In the event a claim for benefits is denied upon review, the Plan Committee shall provide the claimant written or electronic notification setting forth, in a manner calculated to be understood by the claimant:
(i)The specific reasons for the adverse determination;
(ii)References to specific Plan provisions on which the determination is based;
(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and
(iv)A statement of the claimant’s right to bring a civil action under ERISA section 502(a).
(d)If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws of a state, the claims procedure relating to these benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed.
10.General Provisions
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1.1Designation of Beneficiary. Each Participant shall designate, in writing, prior to the date he first becomes a Participant in the Plan, one or more Beneficiaries to receive his benefit under the provisions of Section 5.3. The Participant shall file the written designation with the Plan Committee. The Participant may revoke a previous Beneficiary designation by filing a new written Beneficiary designation with the Plan Committee.
In any event, if a Participant or Beneficiary who has designated another Beneficiary is divorced, all Beneficiary designations executed prior to the effective date of the dissolution of marriage (or other decree or order entered under applicable state law) are automatically revoked under the terms of this Section 10.1. In such event, the Participant or Beneficiary may designate one or more Beneficiaries in accordance with the terms of this Section 10.1. If none is made following the effective date of the dissolution of the marriage, the individual’s benefit shall pass under the laws of intestate succession and the terms of the next following paragraph.
If a Participant fails to file a valid designation of Beneficiary with the Plan Committee under the provisions of this Section 10.1, or if a designated Beneficiary fails to survive to receive any or all payments due hereunder, then the death benefit payable under this Plan shall be payable to the Participant’s (or the Beneficiary’s) spouse; if no spouse survives, then to the Participant’s (or Beneficiary’s) children, with equal shares among living children and with the living descendants of a deceased child receiving equal portions of the deceased child’s share; in the absence of spouse or descendants, to the Participant’s (or Beneficiary’s) parents; and in the absence of spouse, descendants or parents, to the Participant’s (or Beneficiary’s) brothers and sisters, with the living descendants of a deceased brother and those of a deceased sister receiving equal portions of the deceased brother’s or sister’s share; in the absence of any of the persons named herein, to the Participant’s (or Beneficiary’s) estate.
For purposes of this Section 10.1, the term “descendant” means all persons who are descended from the person referred to either by birth to or legal adoption by such person, and “child” or “children” includes adopted children.
1.2Benefits Not Assignable. The rights of each Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any Beneficiary. Neither the Participant nor Beneficiary may assign, transfer or pledge the benefits under this Plan. Any attempt to assign, transfer or pledge a Participant’s benefits under this Plan is void.
1.3Benefit. This Plan constitutes an agreement between the Company and each of the Participants which is binding upon and inures to the Company, its successors and assigns and upon the Participant and his heirs and legal representatives.
1.4Headings. The headings of the Articles and Sections of this Plan are included for purposes of convenience only, and shall not affect the construction or interpretation of any of it provisions.
1.5Notices. All notices, requests, demands, and other communications under this Plan shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by
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first class mail, registered or certified (return receipt requested), postage prepaid, and properly addressed to the last known address to each party as set forth on the first page thereof. Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.
1.6No Loans. The Plan does not permit any loans to be made to any Participant or Beneficiary.
1.7Gender Usage. The use of the masculine gender includes the feminine gender for all purposes of this Plan.
1.8Expenses. Costs of administration of the Plan shall be paid by the Company.
1.9Written Elections. For purposes of this Plan, any reference to a Written Election or notice shall include elections and notices provided through electronic means.
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    IN WITNESS WHEREOF, the Company has executed this Amended and Restated Deferred Compensation Plan (2022) on December 10, 2021, effective as of the Effective Date.

MOLINA HEALTHCARE, INC.

By: /s/ Joseph M. Zubretsky

Joseph M. Zubretsky
Chief Executive Officer

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